Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO GROUP HOLDINGS N.V. ANNOUNCES First QUARTER 2025 RESULTS

Solid performance in a dynamic operating environment and winter season affected first quarter, with revenue of $391 million.

Adjusted EBITDA1 of $76 million was the highest first quarter Adjusted EBITDA results since completing the Expro/Frank’s merger in the fourth quarter of 2021, Adjusted EBITDA margin1 was 20% for the first quarter of 2025, compared to 18% for the first quarter of 2024, highlighting a continuation of Adjusted EBITDA margin improvements over the last several years.

Net income of $14 million, and net income margin of 4% for the first quarter of 2025, compared to (1)% for the first quarter of 2024.

Providing second quarter 2025 guidance range of $400 to $410 million of revenue, $80 to $90 million of Adjusted EBITDA.

HOUSTON - April 30, 2025 – Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three months ended March 31, 2025.

First Quarter 2025 Highlights

•	Revenue was $391 million compared to revenue of $437 million in the fourth quarter of 2024, a decrease of $46 million, or 11%. Consistent with expectations, the decrease in revenue was a result of lower activity in the North and Latin America (“NLA”), Europe and Sub-Saharan Africa (“ESSA”) and Asia Pacific (“APAC”) segments, offset by modestly higher activity in the Middle East and North Africa (“MENA”) segment. Typical with historical patterns, revenue and profitability for the three months ended March 31, 2025, was negatively impacted by the winter season in the Northern Hemisphere and the budget cycles of our national oil company customers.

•	Net income for the first quarter of 2025 was $14 million, or $0.13 per diluted share, compared to net income of $23 million, or $0.17 per diluted share, for the fourth quarter of 2024. Net income margin was 4% for the three months ended March 31, 2025, down from 5% for the three months ended December 31, 2024. Adjusted net income[1] for the first quarter of 2025 was $29 million, or $0.25 per diluted share, compared to adjusted net income for the fourth quarter of 2024 of $43 million, or $0.36 per diluted share.

•

Adjusted EBITDA for the first quarter was $76 million, a sequential decrease of $24 million, or 24%, primarily attributable to lower revenue and a less favorable activity mix. Adjusted EBITDA margin for the first quarter of 2025 was 20% and for the fourth quarters of 2024 was 23%.

•

Net cash provided by operating activities for the first quarter of 2025 was $42 million, a decrease as compared to net cash provided in operating activities of $97 million for the fourth quarter of 2024, primarily driven by a decrease in Adjusted EBITDA and movements in working capital, including the payment of annual incentives for 2024.

Michael Jardon, Chief Executive Officer, noted “We are pleased to report solid first quarter financial results, reflecting the continued strength of our business and the resilience of our team. First quarter Adjusted EBITDA and Adjusted EBITDA margin of $76 million and 20%, respectively, represent our best first quarter performance since we completed the Expro/Frank’s merger in the fourth quarter of 2021. Organic investment and a successful M&A strategy continue to enable margin expansion and increase our relevance with customers. As a result, we believe we are well-positioned for the remainder of the year on a relative basis, and we remain optimistic about the outlook for our business over the next several years.”

1.     A non-GAAP measure.

“We continue to advance the development and commercialization of technologies to increase automation and drive demand for our services and solutions. This progress is reflected in our recent contract awards totaling $272 million across various product lines. Notable achievements include a Tubular Running Services (TRS) contract in the Gulf of America valued at approximately $50 million, integrating advanced technologies like CENTRI-FI™ and iCAM™ to enhance operational efficiency and improve safety. Additionally, we secured contracts for drilling, completion, workover, and abandonment services in Brazil valued in excess of $30 million, and a contract for intervention services in Indonesia valued at $15 million. These successes underscore our commitment to deliver cost-effective, technology-enabled services and solutions across the lifecycle of the well, and maintain industry-leading safety and service delivery performance. We remain dedicated to providing mission critical services to drive sustainable growth and long-term value for our stakeholders.”

“Consistent with our fourth quarter earnings call, our view remains that we will continue to make progress in 2025 toward our medium-term target of mid-20s Adjusted EBITDA margin, notwithstanding near-term uncertainty related to tariffs, additional OPEC+ supply, and a range of geopolitical risks. We believe our business, which is largely levered to long-cycle development, is well positioned in the currently dynamic operating environment, and our guidance for second quarter 2025 revenue is within a range of $400 to $410 million and Adjusted EBITDA within a range of $80 to $90 million. The outlook for full-year 2025 is less clear given current market conditions and customers taking a more cautious approach to new project approvals but we believe we will deliver revenue comparable to 2024 results while expanding Adjusted EBITDA margin.”

“While 2025 is expected to be a transition year for the energy services industry, the outlook for oil and gas investment and Expro remains quite compelling for the rest of the decade, so we are cautious about the near-term and more bullish over the medium- to long-term. That said, we will size our support structure, capital expenditures and other investments accordingly, so cost and capital discipline will be key themes at Expro until we have better clarity around the direction of international and offshore markets, and the timing of deepwater projects that we expected to be sanctioned in the second half of 2025 and into 2026.”

Notable Awards and Achievements

In the first quarter, Expro successfully deployed CENTRI-FI™ in Indonesia and the first deployment of Blackhawk Generation-X Rotational Plug Launcher in Norway, showcasing Expro's commitment to integrating advanced technology and automation in operations. There is an increasing demand from the market for our systems, reflecting the value and efficiency they bring to our clients' operation. The CENTRI-FI™ consolidated control console is one of a suite of digitally intelligent well construction solutions that allows a fully integrated TRS operation from a single tablet with personnel being removed from the rig floor. The recent deployment of our Blackhawk Generation-X rotational plug launcher included our proprietary Skyhook® wireless cement-line make-up device, and all plug launches were successfully confirmed without personnel having to enter the red zone, enhancing the client’s safety of their operations.

In the NLA region, we secured a three-year well construction contract for the development phase of a deepwater field covering tubular running services (TRS) across four rigs. The new contract award, valued at approximately $50 million, integrates some of Expro’s most advanced technologies, including CENTRI-FI™, a completions elevator, completions tongs, iCAM® and jet strings. In Brazil, we continued to see positive activity securing contracts across drilling and completions, workover and abandonment, valued at approximately $35 million.

In ESSA, we successfully completed the system integration test (SIT) of our open water intervention riser system (OWIRS), the first of its kind to be built by Expro. The equipment, delivered under the seven-year contract and currently mobilized for offshore deployment, has been on rental since the successful SIT in December, pending operational call-out. Expro’s OWIRS ensures safe and reliable subsea well access across development, intervention and abandonment phases of the well, unlocking production gains while minimizing operational costs.

In MENA, Expro successfully concluded deepwater operations for clients in the East Mediterranean providing TRS services for two exploration wells, demonstrating our operational reliability and service quality. In Saudi Arabia, our QPulse™ multiphase flow meter technology was successfully piloted on the Jaffurah field, demonstrating excellent correlation in multiphase flow data across three phases compared to the traditional test separator. This success paves the way for Expro's QPulse™ technology to be used for production testing as a standalone technology, eliminating the need for a conventional separator. This innovative solution offers non-intrusive, independent, and reliable multiphase measurement with no process interruption or production deferral. The technology is portable, easy to deploy, and provides rapid, cost-efficient data essential for field production allocation and well performance monitoring, all while being non-radioactive and maintaining a low carbon footprint

Lastly, in APAC, Expro secured a three-year contract worth over $15 million to combine e-line cased hole with slickline on a single unit across 315 wells and won a two-year contract over $8 million in Brunei to deliver well metering services for a client’s production assets. The agreement, which commenced in February 2025, underscores Expro’s role in optimizing the clients’ production through advanced well flow measurement solutions, such as QPulseTM, Sonar Meter and Multiphase Flow Meters.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2025 to the results for the fourth quarter of 2024.

North and Latin America (NLA)

Revenue for the NLA segment was $134 million for the three months ended March 31, 2025, a decrease of $5 million, or 4%, compared to $139 million for the three months ended December 31, 2024. The decrease was primarily due to lower well construction revenue in the US, Mexico and Guyana and lower well flow management revenue in Argentina and Mexico, partially offset by higher subsea well access revenue in the U.S. and higher well intervention and integrity revenue in Argentina.

Segment EBITDA for the NLA segment was $30 million, or 23% of revenues, during the three months ended March 31, 2025, compared to $30 million, or 22%, of revenues during the three months ended December 31, 2024. The steady Segment EBITDA and modest increase in Segment EBITDA margin, despite a decrease in revenue, was primarily attributable to increased activity on higher margin projects.

Europe and Sub-Saharan Africa (ESSA)

Revenue for the ESSA segment was $112 million for the three months ended March 31, 2025, a decrease of $30 million, or 21%, compared to $143 million for the three months ended December 31, 2024. The decrease in revenues was primarily driven by lower subsea well access revenue in Angola offset by increased production solutions (well flow management) revenue in Congo.

Segment EBITDA for the ESSA segment was $29 million, or 26% of revenues, for the three months ended March 31, 2025, a decrease of $24 million, or 45%, compared to $53 million, or 37% of revenues, for the three months ended December 31, 2024. The decrease in Segment EBITDA and Segment EBITDA margin was primarily attributable to the above referenced decrease in subsea well access activity in Angola during the three months ended March 31, 2025 as compared to the three months ended December 31, 2024.

Middle East and North Africa (MENA)

Revenue for the MENA segment was $94 million for the three months ended March 31, 2025, an increase of $1 million, or 1%, compared to $93 million for the three months ended December 31, 2024. The increase in revenue was driven by higher well intervention and integrity revenue in Qatar, higher production solutions revenue in Algeria, and higher Coretrax activity (well construction), partially offset by lower well construction revenue in Egypt.

Segment EBITDA for the MENA segment was $34 million, or 37% of revenues, for the three months ended March 31, 2025, an increase of $2 million, or 5%, compared to $33 million, or 35% of revenues, for the three months ended December 31, 2024. The increase in Segment EBITDA and Segment EBITDA margin primarily reflected activity mix.

Asia Pacific (APAC)

Revenue for the APAC segment was $51 million for the three months ended March 31, 2025, a decrease of $12 million, or 19%, compared to $62 million for the three months ended December 31, 2024. The decrease in revenue was primarily due to lower subsea well access, well flow management and well construction activity in Australia following completion of a large project in the fourth quarter of 2024, and lower well intervention and integrity activity in Brunei and Malaysia, partially offset by increased Coretrax activity (well intervention and integrity) onshore in Australia.

Segment EBITDA for the APAC segment was $11 million, or 21% of revenues, for the three months ended March 31, 2025, a decrease of $5 million compared to $15 million, or 25% of revenues, for the three months ended December 31, 2024. The decrease in Segment EBITDA is attributable primarily due to lower activity and activity mix.

Other Financial Information

The Company’s capital expenditures totaled $33 million in the first quarter of 2025, of which approximately 90% were used for the purchase and manufacture of equipment to directly support customer-related activities and approximately 10% for other property, plant and equipment, inclusive of software costs. Expro plans for capital expenditures in the range of approximately $90 million to $100 million for the remaining nine months of 2025.

As of March 31, 2025, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $180 million. The Company had outstanding long-term borrowings of $121 million as of March 31, 2025. The Company’s total liquidity as of March 31, 2025 was $316 million. Total liquidity includes $136 million available for drawdowns as loans under the Company’s revolving credit facility.

Expro’s provision for income taxes for the first quarter of 2025 was an approximate $2 million tax benefit compared to a $9 million tax liability for the fourth quarter of 2024. The Company’s effective tax rate on a U.S. generally accepted accounting principles (“GAAP”) basis for the three months ended March 31, 2025 also reflects liability for taxes in certain jurisdictions that tax on an other than pre-tax profits basis, including so-called “deemed profits” regimes.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss first quarter 2025 results on Wednesday, April 30, 2025, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S.: +1 (833) 470-1428

International: +1 (404) 975-4839

Access ID: 079161

To listen via live webcast, please visit the Investor section of www.expro.com.

The first quarter 2025 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of two weeks.

To access the audio replay telephonically:

Dial-In: U.S. +1 (866) 813-9403 or +1 (929) 458-6194

Access ID: 923107

Start Date: April 30, 2025, 1:00 p.m. CT

End Date: May 14, 2025, 10:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, Expro has approximately 8,500 employees and provides services and solutions to leading exploration and production companies in both onshore and offshore environments in more than 50 countries.

For more information, please visit: www.expro.com and connect with Expro on X @ExproGroup and LinkedIn @Expro.

Contact:

Chad Stephenson – Director Investor Relations

+1 (713) 463-9776

InvestorRelations@expro.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance, operating results, environmental, social and governance goals, targets and initiatives, estimates and projections regarding the benefits of the Coretrax acquisition, and the Company’s ability to achieve the anticipated synergies as a result of the Coretrax acquisition. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations (including the ability to recover, and to the extent necessary, service and/or economically repair any equipment located on the seabed), political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, inflationary pressures, international trade laws, tariffs, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization expense, and general and administrative expense, excluding depreciation and amortization expense, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Total revenue	$390,872	$436,843	$383,489
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(305,492)	(327,123)	(308,487)
General and administrative expense, excluding depreciation and amortization expense	(21,814)	(22,516)	(19,213)
Depreciation and amortization expense	(45,421)	(42,284)	(40,146)
Merger and integration expense	(1,740)	(3,947)	(2,161)
Severance and other expense	(6,082)	(9,041)	(5,062)
Total operating cost and expenses	(380,549)	(404,911)	(375,069)
Operating income	10,323	31,932	8,420
Other income (expense), net	1,654	(1,186)	485
Interest and finance expense, net	(3,451)	(1,804)	(3,152)
Income before taxes and equity in income of joint ventures	8,526	28,942	5,753
Equity in income of joint ventures	3,706	3,467	3,858
Income before income taxes	12,232	32,409	9,611
Income tax benefit (expense)	1,716	(9,375)	(12,288)
Net income (loss)	$13,948	$23,034	$(2,677)

Net income (loss) per common share:
Basic	$0.12	$0.20	$(0.02)
Diluted	$0.12	$0.19	$(0.02)
Weighted average common shares outstanding:
Basic	116,217,794	117,277,836	110,176,460
Diluted	116,929,082	118,129,232	110,176,460

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$179,312	$183,036
Restricted cash	862	1,627
Accounts receivable, net	483,000	517,570
Inventories	164,066	159,040
Income tax receivables	33,588	28,641
Other current assets	87,777	74,132
Total current assets	948,605	964,046

Property, plant and equipment, net	553,692	563,697
Investments in joint ventures	76,718	73,012
Intangible assets, net	286,203	298,856
Goodwill	343,957	348,918
Operating lease right-of-use assets	65,228	66,640
Non-current accounts receivable, net	7,432	7,432
Other non-current assets	11,251	10,940
Total assets	$2,293,086	$2,333,541

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$298,391	$340,298
Income tax liabilities	51,124	52,436
Finance lease liabilities	2,318	2,234
Operating lease liabilities	16,784	17,253
Other current liabilities	82,026	72,209
Total current liabilities	450,643	484,430

Long-term borrowings	121,065	121,065
Deferred tax liabilities, net	25,914	44,310
Post-retirement benefits	9,813	10,430
Non-current finance lease liabilities	13,866	14,006
Non-current operating lease liabilities	48,601	48,488
Uncertain tax positions	76,800	74,526
Other non-current liabilities	46,639	44,802
Total liabilities	793,341	842,057

Common stock	8,546	8,488
Treasury stock	(96,865)	(83,420)
Additional paid-in capital	2,086,922	2,079,161
Accumulated other comprehensive income	14,409	14,470
Accumulated deficit	(513,267)	(527,215)
Total stockholders’ equity	1,499,745	1,491,484
Total liabilities and stockholders’ equity	$2,293,086	$2,333,541

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$13,948	$(2,677)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	45,421	40,146
Equity in income of joint ventures	(3,706)	(3,858)
Stock-based compensation expense	6,968	5,070
Elimination of unrealized loss on sales to joint ventures	-	(741)
Changes in fair value of contingent consideration	-	398
Deferred taxes	(12,934)	(1,071)
Unrealized foreign exchange (gain) loss	(1,209)	660
Changes in assets and liabilities:
Accounts receivable, net	37,828	29,332
Inventories	(5,026)	(17,286)
Other assets	(9,868)	(7,629)
Accounts payable and accrued liabilities	(38,370)	(14,570)
Other liabilities	13,391	2,755
Income taxes, net	(3,983)	1,391
Other	(951)	(1,982)
Net cash provided by operating activities	41,509	29,938

Cash flows from investing activities:
Capital expenditures	(33,112)	(30,739)
Net cash used in investing activities	(33,112)	(30,739)

Cash flows from financing activities:
(Cash pledged for) release of collateral deposits, net	(415)	650
Proceeds from borrowings	-	21,204
Repurchase of common stock	(10,020)	-
Payment of withholding taxes on stock-based compensation plans	(2,588)	(4,095)
Repayment of financed insurance premium	(1,739)	(2,327)
Repayments of finance leases	(342)	(541)
Net cash (used in) provided by financing activities	(15,104)	14,891

Effect of exchange rate changes on cash and cash equivalents	2,218	(2,722)
Net (decrease) increase to cash and cash equivalents and restricted cash	(4,489)	11,368
Cash and cash equivalents and restricted cash at beginning of period	184,663	153,166
Cash and cash equivalents and restricted cash at end of period	$180,174	$164,534

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$15,105	$11,956
Cash paid for interest, net	2,474	2,910
Change in accounts payable and accrued expenses related to capital expenditures	6,969	9,922

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended
	March 31,		December 31,		March 31,
	2025		2024		2024
NLA	$134,278	34%	$139,272	32%	$130,389	34%
ESSA	112,373	29%	142,788	33%	121,746	32%
MENA	93,554	24%	92,557	21%	71,494	19%
APAC	50,667	13%	62,226	14%	59,860	16%
Total	$390,872	100%	$436,843	100%	$383,489	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended
	March 31,		December 31,		March 31,
	2025		2024		2024
NLA	$30,386	23%	$30,062	22%	$34,377	26%
ESSA	29,188	26%	53,002	37%	25,201	21%
MENA	34,168	37%	32,591	35%	24,538	34%
APAC	10,862	21%	15,453	25%	10,786	18%
Total Segment EBITDA	104,604		131,108		94,902
Corporate costs(4)	(32,082)		(34,218)		(31,300)
Equity in income of joint ventures	3,706		3,467		3,858
Adjusted EBITDA	$76,228	20%	$100,357	23%	$67,460	18%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

EXPRO GROUP HOLDINGS N.V.
REVENUE BY AREAS OF CAPABILITIES AND SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

Revenue by areas of capabilities:

	Three Months Ended
	March 31,		December 31,		March 31,
	2025		2024		2024
Well construction	$130,413	33%	$145,230	33%	$120,030	31%
Well management(1)	260,459	67%	291,613	67%	263,459	69%
Total	$390,872	100%	$436,843	100%	$383,489	100%

Supplementary information on specific amounts included in cash provided by operating activities:

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Net cash provided by operating activities	$41,509	$97,401	$29,938
Cash paid for interest, net	2,474	$3,801	2,910
Cash paid for merger and integration expense	1,556	$2,751	2,280
Cash paid for severance and other expense	7,162	$11,325	3,148

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
GROSS PROFIT, GROSS MARGIN, CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS
(In thousands)
(Unaudited)

Gross Profit, Contribution(1), Gross Margin and Contribution Margin(2):

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Total revenue	$390,872	$436,843	$383,489

Less: Cost of revenue, excluding depreciation and amortization	(305,492)	(327,123)	(308,487)
Less: Depreciation and amortization related to cost of revenue	(45,310)	(42,205)	(40,070)
Gross profit	40,070	67,515	34,932

Add: Indirect costs (included in cost of revenue)	70,026	72,791	68,434
Add: Stock-based compensation expenses	2,194	2,360	1,646
Add: Depreciation and amortization related to cost of revenue	45,310	42,205	40,070
Contribution	$157,600	$184,871	$145,082

Gross margin	10%	15%	9%

Contribution margin	40%	42%	38%

Support Costs(4):

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Cost of revenue, excluding depreciation and amortization expense	$305,492	$327,123	$308,487
Direct costs (excluding depreciation and amortization expense)(3)	(233,272)	(251,972)	(238,407)
Stock-based compensation expense	(2,194)	(2,360)	(1,646)
Indirect costs (included in cost of revenue)	70,026	72,791	68,434
General and administrative expense (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	15,154	15,514	13,046
Total support costs	$85,180	$88,305	$81,480

Total support costs as a percentage of revenue	22%	20%	21%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs attributable to support the activities of the operating segments, research and engineering expenses and product line management costs included in Cost of revenue, excluding depreciation and amortization expense, and General and administrative expenses representing costs of running our corporate head office and other central functions including logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Total revenue	$390,872	$436,843	$383,489

Net income (loss)	$13,948	$23,034	$(2,677)

Income tax (benefit) expense	(1,716)	9,375	12,288
Depreciation and amortization expense	45,421	42,284	40,146
Severance and other expense	6,082	9,041	5,062
Merger and integration expense	1,740	3,947	2,161
Other (income) expense, net	(1,654)	1,186	(485)
Stock-based compensation expense	6,968	7,101	5,070
Foreign exchange loss	1,988	2,585	2,743
Interest and finance expense, net	3,451	1,804	3,152
Adjusted EBITDA	$76,228	$100,357	$67,460

Net income (loss) margin	4%	5%	(1)%

Adjusted EBITDA margin	20%	23%	18%

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income:

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Net income (loss)	$13,948	$23,034	$(2,677)
Adjustments:
Merger and integration expense	1,740	3,947	2,161
Severance and other expense	6,082	9,041	5,062
Stock-based compensation expense	6,968	7,101	5,070
Total adjustments, before taxes	14,790	20,089	12,293
Tax benefit	(65)	(358)	(9)
Total adjustments, net of taxes	14,725	19,731	12,284
Adjusted net income	$28,673	$42,765	$9,607

Reconciliation of Adjusted Net Income per Diluted Share:

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Net income (loss)	$0.12	$0.19	$(0.02)
Adjustments:
Merger and integration expense	0.01	0.03	0.02
Severance and other expense	0.05	0.08	0.05
Stock-based compensation expense	0.06	0.06	0.05
Total adjustments, before taxes	0.13	0.17	0.11
Tax benefit	(0.00)	(0.00)	(0.00)
Total adjustments, net of taxes	0.13	0.17	0.11
Adjusted net income	$0.25	$0.36	$0.09

As reported diluted weighted average common shares outstanding	116,929,082	118,129,232	110,176,460